EXHIBIT 99.1
                                                               ------------

     For Release June 2, 1999   2 p.m. PDT  Contact:  Daniel G. Byrne
                                                      (509) 458-3711

     STERLING FINANCIAL CORPORATION
     COMPLETES DEBT OFFERING

     Spokane, Washington June 2, 1999--Sterling Financial Corporation (NASDAQ:STSA) today announced the completion of the sale of $30.0 million of Floating Rate Notes Due 2006 (the "Notes") through a private offering within the United States to qualified institutional buyers and institutional accredited investors.

     The interest rate on the Notes, initially 7.5425%, will be reset quarterly at a rate equal to the three-month LIBOR plus 250 basis points. Interest on the Notes will be payable quarterly in arrears. The Notes have a seven-year term and will be non-callable for three years. The offering closed on May 28, 1999.

     Net proceeds from the offering currently are estimated to be approximately $28.9 million after deducting expenses payable by Sterling in connection with the offering. Sterling intends to use the net proceeds from the sale of the Notes (i) to prepay Sterling's 8.75% Subordinated Notes Due 2000 at a price equal to the principal amount thereof, plus accrued and unpaid interest thereon to the date of prepayment, which is estimated to aggregate $17.5 million, (ii) to contribute $5.0 million to Sterling's principal subsidiary, Sterling Savings Bank, to further improve Sterling Savings' regulatory capital ratios, (iii) to repay an existing line of credit of approximately $5.0 million, and (iv) for general corporate purposes. The proceeds of the Offering contributed to Sterling Savings Bank will be used to support the growth of its business.

     The Notes are not registered under the Securities Act of 1933 or any state securities laws and, unless so registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

     Sterling Financial Corporation of Spokane, Washington, is a savings and loan holding company which owns Sterling Savings Bank. Sterling Savings Bank is a Washington State-chartered, federally insured stock savings association which opened in April 1983. Sterling Savings Bank, based in Spokane, Washington, has branches throughout Washington, Idaho, Oregon and western Montana. Through Sterling's wholly owned subsidiaries Action Mortgage Company and INTERVEST-Mortgage Investment Company, it operates loan production offices in Washington, Oregon, Idaho and western Montana. Sterling's subsidiary Harbor Financial Services provides non-bank investments, including mutual funds, variable annuities, and tax-deferred annuities, through regional representatives throughout Sterling Savings' branch network.

     Any trend or forward-looking information included in this press release is subject to numerous possible risks and uncertainties. These include, but are not limited to: the possibility of adverse economic developments which may, among other things, increase default and delinquency risks in Sterling's loan portfolios; shifts in interest rates which may result in lower interest rate margins; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; changes in the regulatory and competitive environment, and other risks. Sterling's future results may differ materially from historical results as well as from any trend or forward-looking information included in this release.

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